Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 28, 2013, relating to the financial statements and financial highlights of Steward Funds, Inc., comprising the Steward Large Cap Enhanced Index Fund, the Steward Select Bond Fund, the Steward International Enhanced Index Fund, and the Steward Global Equity Income Fund, and Capstone Series Fund, Inc., comprising the Steward Small-Mid Cap Enhanced Index Fund, for the year ended April 30, 2013, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Information” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.
Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
August 27, 2013